Exhibit 16.1

Crowe Horwath.

Crowe Horwath LLP
Independent Member Crowe Horwath International

June 3, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Dolphin Digital Media, Inc.'s statements included under Item 4.01 of its Form 8-K dated June 3, 2014 and we agree with such statements, except that we are not in a position to agree or disagree with the information included under the heading "*New independent registered public accounting firm*".

Crowe Horwath LLP

Crowe Horwath LLP
Fort Lauderdale, Florida

cc: Mr. William O'Dowd
Chairman of the Board of Directors
Dolphin Digital Media, Inc.